Freeport-McMoRan Copper & Gold Inc.

1615 Poydras St.

New Orleans, LA  70112

April 17, 2003

To the Board of Directors and Stockholders of Freeport-McMoRan Copper & Gold Inc.:

We are aware of the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-31584 and 333-72760) and in the related Prospectus, and Form S-8 (File Nos. 33-63267, 33-63269, 33-63271 and 333-85803) of Freeport-McMoRan Copper & Gold Inc. of our report dated April 17, 2003 relating to the unaudited condensed interim financial statements of Freeport-McMoRan Copper & Gold Inc. that is included in its Form10-Q for the quarter ended March 31, 2003.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Very truly yours,

/s/Ernst & Young LLP